Exhibit 99.1

November 19, 2024
The AZEK Company Announces Fourth Quarter and Full-Year Fiscal 2024 Results
Delivered Record Fiscal Year Residential Net Sales, Net Income and Adjusted EBITDA
High-Single-Digit Residential Sell-Through Growth Year Over Year in the Fiscal Fourth Quarter

FOURTH QUARTER FISCAL 2024 FINANCIAL HIGHLIGHTS
•Consolidated Net Sales of $348.2 million
•Residential Segment Net Sales of $327.3 million
•Gross profit margin of 37.3%; Adjusted Gross Profit Margin of 38.4%
•Net Income of $28.4 million; Net profit margin of 8.1%
•Adjusted EBITDA of $91.8 million; Residential Segment Adjusted EBITDA of $85.9 million
•Adjusted EBITDA Margin of 26.3%
•EPS of $0.19 per share; Adjusted Diluted EPS of $0.29 per share

FISCAL YEAR 2024 COMPANY HIGHLIGHTS
•Consolidated Net Sales increased 5% year-over-year to $1.44 billion; Adjusted Net Sales excluding results for Vycom increased 11% year-over-year
•Residential Segment Net Sales increased 12% year-over-year to $1.37 billion, with Deck, Rail & Accessories products growing 18%
•Net income increased 146% to $153 million, inclusive of the $37.7 million Vycom gain on sale, and net profit margin expanded by 600 basis points year-over-year to 10.6%
•Adjusted EBITDA increased 34% to $379 million and Adjusted EBITDA Margin expanded by 560 basis points year over year to 26.3%
•Generated $224 million of cash from operating activities and $147 million of Free Cash Flow
•Returned $243 million to shareholders through our share repurchase program

FISCAL YEAR 2025 PLANNING ASSUMPTIONS
AZEK provides certain of its outlook on a non-GAAP basis, as the Company cannot predict some elements that are included in reported GAAP results, including the impact of acquisition costs and other costs. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.
•Expecting consolidated net sales between $1.51 to $1.54 billion, representing approximately 5% to 7% year-over-year growth and assuming a flat repair & remodel market
•Adjusted EBITDA is expected to be in the range of $400 to $415 million, representing an increase of 5% to 9% year over year

Chicago, Ill. (BUSINESS WIRE) – The AZEK Company Inc. (NYSE: AZEK) (“AZEK” or the “Company”), the industry-leading manufacturer of beautiful, low-maintenance and environmentally sustainable outdoor living products, including TimberTech® Decking and Railing, Versatex® and AZEK® Trim and StruXure®

pergolas, today announced financial results for its fourth quarter and fiscal year ended September 30, 2024.

CEO COMMENTS
"The AZEK team delivered strong financial results that reflect our team’s focus on consistently delivering growth and margin expansion,” said Jesse Singh, CEO of The AZEK Company. “The successful execution of our strategic growth initiatives in fiscal 2024 enabled us to deliver high-single-digit year-over-year Residential sell-through growth and 12% year-over-year net sales growth in a challenging market. Our Deck, Rail & Accessories business, which makes up the majority of the company, grew 18% year-over-year in fiscal year 2024 and is well positioned for 2025. Our focus on manufacturing productivity, sourcing savings, recycling and operating leverage delivered net profit margin expansion of 600 basis points year over year to a record 10.6% and Adjusted EBITDA Margin expansion of 560 basis points year over year to a record 26.3%. We generated strong cash flow, refinanced our debt with more favorable terms, invested in future manufacturing and recycling capacity, and returned $243 million to shareholders through our share repurchase program. Our differentiated top line and bottom line results speak to the effectiveness and resilience of our strategy, the strength of AZEK’s innovative products, and the dedication of our team members and business partners who share our vision. Our multi-year track record of outperformance across various market conditions gives us confidence in our growth and margin expansion through AZEK-specific initiatives in fiscal year 2025 and beyond,” continued Mr. Singh.
“During the fiscal fourth quarter, Deck, Rail & Accessories sell-through grew high single digits and Exteriors grew low single digits year over year, improving modestly relative to the prior two quarters. Overall Residential segment sell-through grew approximately high single digits, while net sales declined approximately 6% year over year driven by the previously discussed $35 million shift in earlier product purchases by our channel partners in June to ensure strong service levels,” said Mr. Singh.
“We see incremental sales momentum from our recent new product launches and are excited about our recently announced slate of new product platforms and innovations for 2025, including TimberTech Reliance Rail, TimberTech Fulton Rail, and TrimLogic, expanding our access to nearly $2 billion of market opportunity. Reliance Rail, crafted from premium vinyl, and Fulton Rail, made from galvanized steel, further elevate and diversify our railing offerings. TrimLogic, a paintable PVC exterior trim targeting wood conversion, is made with up to 95% recycled PVC material – a breakthrough in sustainable building materials. The launch of these new products highlights our ability to offer a balanced collection of products across decking, railing, and exteriors categories at multiple price points and features. With the unmatched breadth and depth of our best-in-class portfolio, further elevated by our new product launches, we’re accelerating our market expansion into fiscal year 2025,” stated Mr. Singh.
“Our investments in marketing and sales are driving significant momentum in our brand awareness among homeowners, dealers and professional contractors alike. TimberTech Decking and Railing and AZEK Trim were recently recognized by both Builder and Remodeler Magazine's Brand Use Studies as #1 or #2 in the “brand awareness” and “brand most used in the last two years” categories. TimberTech was recognized by Good Housekeeping's 2025 Home Renovation Awards for its innovative Vintage Collection leveraging its Advanced PVC fire-resistant technology. Our accelerating brand relevance and innovative products differentiate us as the leader in sustainable outdoor living building materials,” continued Mr. Singh.

FOURTH QUARTER FISCAL 2024 CONSOLIDATED RESULTS
Net sales for the three months ended September 30, 2024 decreased by $40.6 million, or 10%, to $348.2 million from $388.8 million for the three months ended September 30, 2023. The decrease was primarily due to the previously discussed $35 million shift in earlier product purchases by our channel partners in June to ensure strong service levels in addition to the effect of the Vycom business sale in our Commercial segment. Net sales for the three months ended September 30, 2024 decreased for our Residential segment by $22.4 million, or 6%, and decreased for our Commercial segment by $18.2 million, or 47%, respectively, as compared to the prior year period. The decrease in our Commercial segment was primarily due to the sale of the Vycom business. Vycom net sales were $17.5 million for the three months ended September 30, 2023.
Gross profit decreased by $15.5 million to $129.7 million for the three months ended September 30, 2024, compared to $145.3 million for the three months ended September 30, 2023. Gross profit margin declined by 10 basis points to 37.3% for the three months ended September 30, 2024 compared to 37.4% for the three months ended September 30, 2023.
Adjusted Gross Profit decreased by $16.0 million to $133.7 million for the three months ended September 30, 2024, compared to $149.7 million for the three months ended September 30, 2023. Adjusted Gross Profit Margin declined by 10 basis points to 38.4% for the three months ended September 30, 2024 compared to 38.5% for the three months ended September 30, 2023.
Net income decreased by $10.9 million to $28.4 million, or $0.19 per share, for the three months ended September 30, 2024, compared to $39.2 million, or $0.26 per share, for the three months ended September 30, 2023. Net profit margin declined 200 basis points to 8.1% for the three months ended September 30, 2024, as compared to net profit margin of 10.1% for the three months ended September 30, 2023.
Adjusted EBITDA decreased by $10.2 million to $91.8 million for the three months ended September 30, 2024, compared to Adjusted EBITDA of $102.0 million for the three months ended September 30, 2023. Adjusted EBITDA Margin expanded 10 basis points to 26.3% from 26.2% for the prior year period.
Adjusted Net Income decreased by $8.5 million to $41.6 million, or Adjusted Diluted EPS of $0.29 per share, for the three months ended September 30, 2024, compared to Adjusted Net Income of $50.1 million, or Adjusted Diluted EPS of $0.33 per share, for the three months ended September 30, 2023.

YEAR ENDED SEPTEMBER 30, 2024 CONSOLIDATED RESULTS

Net sales for the year ended September 30, 2024 increased by $71.1 million, or 5%, to $1,441.4 million from $1,370.3 million for the year ended September 30, 2023. The increase was primarily due to higher sales volume in our Residential segment attributable to key growth initiatives, including channel expansion, new products and downstream sales and marketing investments, partially offset by the effect of the sale of the Vycom business in our Commercial segment. Net sales for the year ended September 30, 2024 increased for our Residential segment by $145.9 million, or 12%, and decreased for our Commercial segment by $74.8 million, or 51%, respectively, as compared to the prior year period. The decrease in our Commercial segment was primarily due to the sale of the Vycom business. Vycom net sales were $3.3 million and $77.1 million for the years ended September 30, 2024 and 2023, respectively.
Gross profit increased by $111.5 million to $541.8 million for the year ended September 30, 2024, compared to $430.3 million for the year ended September 30, 2023. Gross profit margin expanded by

620 basis points to 37.6% for the year ended September 30, 2024 compared to 31.4% for the year ended September 30, 2023.
Adjusted Gross Profit increased by $108.6 million to $557.2 million for the year ended September 30, 2024, compared to $448.6 million for the year ended September 30, 2023. Adjusted Gross Profit Margin expanded by 600 basis points to 38.7% or the year ended September 30, 2024 compared to 32.7% for the year ended September 30, 2023.
Net income increased by $91.0 million to $153.4 million, or $1.04 per share, for the year ended September 30, 2024, compared to $62.4 million, or $0.41 per share, for the year ended September 30, 2023. Net profit margin expanded 600 basis points to 10.6% for the year ended September 30, 2024, as compared to net profit margin of 4.6% for the year ended September 30, 2023.
Adjusted EBITDA increased by $95.5 million to $379.3 million for the year ended September 30, 2024, compared to Adjusted EBITDA of $283.8 million for the year ended September 30, 2023. Adjusted EBITDA Margin expanded 560 basis points to 26.3% from 20.7% for the prior year period.
Adjusted Net Income increased by $70.8 million to $177.0 million, or Adjusted Diluted EPS of $1.20 per share, for the year ended September 30, 2024, compared to Adjusted Net Income of $106.1 million, or Adjusted Diluted EPS of $0.70 per share, for the year ended September 30, 2023.

BALANCE SHEET, CASH FLOW and LIQUIDITY
As of September 30, 2024, AZEK had cash and cash equivalents of $164.0 million and approximately $372.8 million available for future borrowings under its Revolving Credit Facility. Total gross debt, including finance leases, as of September 30, 2024, was $529.1 million. During the quarter, AZEK strengthened its financial position by refinancing its ABL and Term Loans, retiring approximately $150 million in funded debt from its balance sheet and reducing its interest rate.
Net Cash Provided by Operating Activities for the three months ended September 30, 2024, decreased by $66.2 million year-over-year to $60.5 million. Free Cash Flow for the three months ended September 30, 2024, decreased by $54.4 million year-over-year to $37.8 million.
During the quarter, AZEK repurchased approximately 1 million initial shares of its Class A common stock under a $50 million accelerated share repurchase agreement (“ASR”). The final settlement of the ASR is based on the volume-weighted average price of our Class A common stock over the repurchase period, subject to certain adjustments. AZEK expects to settle the ASR in the first quarter of fiscal year 2025. AZEK also repurchased approximately 0.4 million shares of its Class A common stock on the open market for an aggregate purchase price of approximately $17.5 million. As of September 30, 2024, AZEK had approximately $557.1 million available for repurchases under its existing share repurchase program.

OUTLOOK
“We continue to see positive Residential sell-through growth, and demand indicators from our customer surveys are positive heading into fiscal year 2025. Channel inventories are below historical averages through our fiscal year-end. We also see positive trends in our internal digital and engagement metrics and believe that there is underlying demand that will be realized as the broader market improves. We remain optimistic about the U.S. repair & remodel market. Our fiscal year 2025 planning assumptions assume an approximately flat repair & remodel market, and, consistent with our historical track-record, we would expect to outperform the market driven by AZEK-specific initiatives including material conversion, channel expansion, new product innovations and consumer journey initiatives,” continued Mr. Singh.
For the full-year fiscal 2025, AZEK expects Residential segment net sales in the range of $1.439 to $1.466 billion, representing approximately 5% to 7% year-over-year growth, and Segment Adjusted EBITDA in the range of $388 to $401 million, representing approximately 6% to 10% year-over-year growth. Residential segment Adjusted EBITDA Margin is expected to be in the range of 27.0% to 27.4%. AZEK expects the Commercial segment’s Scranton Products business to deliver net sales in the range of $71 to $74 million and Segment Adjusted EBITDA in the range of $12 to $14 million.
AZEK expects consolidated net sales in the range of $1.51 to $1.54 billion, representing an increase of approximately 5% to 7% year over year. Adjusted EBITDA is expected to be in the range of $400 to $415 million, representing an increase of 5% to 9% year over year. Adjusted EBITDA Margin is expected to be in the range of 26.5% to 27.0%. Capital expenditures for fiscal year 2025 are expected to be in the range of $85 to $95 million.
For the first quarter of fiscal 2025, AZEK expects Residential segment net sales in the range of $247 to $252 million, representing approximately 11% to 13% year-over-year growth, and Segment Adjusted EBITDA in the range of $57 to $59 million, representing approximately 9% to 13% year-over-year growth. AZEK expects consolidated net sales between $260 to $266 million, representing approximately 8% to 11% year-over-year growth, and Adjusted EBITDA between $58 to $60 million.
“We believe we are well positioned to drive above-market growth in fiscal year 2025 and double-digit growth over the long-term by continuing to execute our growth strategy. We expect to build upon the multi-year margin initiatives we have executed to achieve our annual Adjusted EBITDA Margin target of 27.5%,” concluded Mr. Singh.

CONFERENCE CALL AND WEBSITE INFORMATION
AZEK will hold a conference call to discuss the results today, Tuesday, November 19, 2024, at 4:00 p.m. (CT). To access the live conference call, please register for the call in advance by visiting https://registrations.events/direct/Q4I108404. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and unique conference call codes for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the AZEK’s website at investors.azekco.com/events-and-presentations/. AZEK uses its investor relations website at investors.azekco.com as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.
For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the AZEK website or by dialing (800) 770- 2030 or (609) 800-9909. The conference ID for the replay is 10840. The replay will be available until 10:59 p.m. (CT) on December 3, 2024. In addition, an earnings presentation will be posted and available on the AZEK investor relations website prior to the conference call.

ABOUT THE AZEK® COMPANY
The AZEK Company Inc. (NYSE: AZEK) is the industry-leading designer and manufacturer of beautiful, low maintenance and environmentally sustainable outdoor living products, including TimberTech®

Decking and Railing, Versatex® and AZEK® Trim, and StruXure® pergolas. Consistently awarded and recognized as the market leader in innovation, quality, aesthetics and sustainability, our products are made from up to 85% recycled material and primarily replace wood on the outside of homes, providing a long-lasting, eco-friendly, and stylish solution to consumers. Leveraging the talents of its approximately 2,000 employees and the strength of relationships across its value chain, The AZEK Company is committed to accelerating the use of recycled material in the manufacturing of its innovative products, keeping hundreds of millions of pounds of waste and scrap out of landfills each year, and revolutionizing the industry to create a more sustainable future. The AZEK Company has recently been named one of America’s Climate Leaders by USA Today, a Top Workplace by the Chicago Tribune and U.S. News and World Report, and a winner of the 2024 Real Leaders® Impact Awards. Headquartered in Chicago, Illinois, the company operates manufacturing and recycling facilities in Ohio, Pennsylvania, Idaho, Georgia, Nevada, New Jersey, Michigan, Minnesota and Texas. For additional information, please visit azekco.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This earnings release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical facts, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "would," "expect," "objective," "plan," "potential," "seek," "grow," "target," "if," or the negative of these terms and similar expressions. Projected financial information and performance, including our guidance and outlook as well as statements about our future growth and margin expansion goals and factors, assumptions and variables underlying these projections and goals, are forward-looking statements. Other forward-looking statements may include, without limitation, statements with respect to our ability to meet the future targets and goals we establish, including our environmental, social and governance targets and the ultimate impact of our actions on our business as well as the expected benefits to the environment, our employees, and our communities; statements about our future expansion plans, capital investments, capacity targets and other future strategic initiatives; statements about any stock repurchase plans, including the expected settlement date of the ASR; statements about potential new products and product innovation; statements regarding the potential impact of global events; statements about future pricing for our products or our raw materials and our ability to offset increases to our raw material costs and other inflationary pressures; statements about the markets in which we operate and the economy more generally, including inflation and interest rates, supply and demand balance, growth of our various markets and growth in the use of engineered products as well as our ability to share in such growth; statements about our production levels; and all other statements with respect to our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this earnings release are forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our Annual Reports on Form 10-K and Form 10-K/A, Quarterly Reports on Form 10-Q and in our other filings with the U.S. Securities and Exchange Commission. Moreover, new risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those contained in any forward-looking statements we may make. You should read this earnings release with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect and should not place undue reliance on forward-looking statements.
These statements are based on information available to us as of the date of this earnings release. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. We disclaim any intention and undertake no obligation to update or revise any of our forward-looking statements after the date of this release, except as required by law.

NON-GAAP FINANCIAL MEASURES
To supplement our earnings release and consolidated financial statements prepared and presented in accordance with generally accepted accounting principles in the United States, or (“GAAP”), we use certain non-GAAP financial measures, as described within this earnings release, to provide investors with additional useful information about our financial performance, to enhance the overall understanding of our past performance and future prospects and to allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP financial measures to assist investors in seeing our financial performance and liquidity from management’s view and because we believe they provide an additional tool for investors to use in comparing our core financial performance and liquidity over multiple periods with other companies in our industry.
•Adjusted Gross Profit: Beginning for the three months ended December 31, 2023, we define Adjusted Gross Profit as gross profit before amortization, acquisition costs and certain other costs. Adjusted Gross Profit Margin is equal to Adjusted Gross Profit divided by net sales. Prior to the three months ended December 31, 2023, depreciation was also excluded from Adjusted Gross Profit. We believe that including depreciation expense in our Adjusted Gross Profit definition will result in easier comparability to our peers. Presentations of Adjusted Gross Profit and Adjusted Gross Profit Margin for prior periods have been recast to conform to the current period presentation for comparability.
•Adjusted Net Income: Defined as net income (loss) before amortization, share-based compensation costs, acquisition and divestiture costs, initial public offering and secondary offering costs and certain other items of expense and income.
•Adjusted Diluted EPS: Defined as Adjusted Net Income divided by weighted average common shares outstanding – diluted, to reflect the conversion or exercise, as applicable, of all outstanding shares of restricted stock awards, restricted stock units and options to purchase shares of our common stock.
•Adjusted EBITDA: Defined as net income (loss) before interest expense, net, income tax (benefit) expense and depreciation and amortization and by adding to or subtracting therefrom items of expense and income as described above. Adjusted EBITDA Margin is equal to Adjusted EBITDA divided by net sales.
•Adjusted SG&A: Defined as selling, general and administrative expenses before amortization, share-based compensation costs, acquisition and divestiture costs and certain other costs.
•Net Leverage: Equal to gross debt less cash and cash equivalents, divided by trailing twelve month Adjusted EBITDA.
•Free Cash Flow: Defined as net cash provided by (used in) operating activities less purchases of property, plant and equipment.
In addition, we provide Adjusted Net Sales excluding Vycom, which is a non-GAAP measure that we define as Consolidated Net Sales excluding the impact from the divested Vycom business. We believe Adjusted Net Sales excluding Vycom is useful to investors because it reflects the ongoing trends in our business following the divestiture of Vycom.
These non-GAAP financial measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. See the accompanying earnings tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.
Segment Adjusted EBITDA
Depending on certain circumstances, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin may be calculated differently, from time to time, than our Adjusted EBITDA and Adjusted EBITDA Margin, which are further discussed under the heading “Non-GAAP Financial Measures.” Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin represent measures of segment profit reported to our chief operating decision maker for the purpose of making decisions about allocating resources to a segment and assessing its performance. For more information regarding how Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin are determined, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Segment Results of Operations” set forth in Part II, Item 7 of our Annual Report on Form 10-K/A for fiscal 2023 and our Consolidated Financial Statements and related notes included therein.

The AZEK Company Inc.
Consolidated Balance Sheets
(In thousands of U.S. dollars, except for share and per share amounts)

	As of September 30,
	2024	2023
ASSETS:
Current assets:
Cash and cash equivalents	$164,025	$278,314
Trade receivables, net of allowances	49,922	57,660
Inventories	223,682	195,600
Prepaid expenses	9,876	13,595
Other current assets	23,872	16,123
Total current assets	471,377	561,292
Property, plant and equipment, net	462,201	501,023
Goodwill	967,816	994,271
Intangible assets, net	154,518	199,497
Other assets	111,799	87,793
Total assets	$2,167,711	$2,343,876
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$57,909	$56,015
Accrued rebates	68,211	60,974
Accrued interest
Current portion of long-term debt obligations	3,300	6,000
Accrued expenses and other liabilities	87,618	66,727
Total current liabilities	217,038	189,716
Deferred income taxes	42,342	59,509
Long-term debt — less current portion	429,668	580,265
Other non-current liabilities	121,798	104,073
Total liabilities	$810,846	$933,563
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value; shares authorized and shares issued and outstanding at and , respectively	—	—
Class A common stock, par value; shares authorized, shares issued at , and issued at	157	156
Class B common stock, par value; shares authorized, and shares issued and outstanding at and , respectively	—	—
Additional paid-in capital	1,694,066	1,662,322
Retained earnings (accumulated deficit)	89,002	(64,377)
Accumulated other comprehensive income (loss)	(1,682)	1,878
Treasury stock, at cost, shares at and shares at	(424,678)	(189,666)
Total stockholders’ equity	1,356,865	1,410,313
Total liabilities and stockholders’ equity	$2,167,711	$2,343,876

The AZEK Company Inc.
Consolidated Statements of Comprehensive Income
(In thousands of U.S. dollars, except for share and per share amounts)

	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023
Net sales	$348,227	$388,812	$1,441,448	$1,370,316
Cost of sales	218,481	243,519	899,655	940,048
Gross profit	129,746	145,293	541,793	430,268
Selling, general and administrative expenses	78,728	84,951	327,770	305,162
Other general expenses	—	—	—	1,065
Loss (gain) on disposal of plant, property and equipment	(115)	(29)	1,934	249
Operating income	51,133	60,371	212,089	123,792
Other income and expenses:
Interest expense, net	15,800	8,812	40,253	39,293
Loss (gain) on sale of business	702	—	(37,688)	—
Total other expenses	16,502	8,812	2,565	39,293
Income before income taxes	34,631	51,559	209,524	84,499
Income tax expense	6,268	12,328	56,145	22,138
Net income	$28,363	$39,231	$153,379	$62,361
Other comprehensive income (loss):
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	$(2,609)	$1,187	$(3,560)	$1,878
Total other comprehensive income (loss)	(2,609)	1,187	(3,560)	1,878
Comprehensive income	$25,754	$40,418	$149,819	$64,239

Net income per common share:
Basic	$0.20	$0.26	$1.05	$0.42
Diluted	$0.19	$0.26	$1.04	$0.41

Weighted average shares used in calculating net income per common share:
Basic	143,890,885	148,824,202	145,618,173	150,162,256
Diluted	145,817,391	150,522,274	147,485,126	150,849,896

The AZEK Company Inc.
Consolidated Statements of Cash Flows
(In thousands of U.S. dollars)

	Years Ended September 30,
	2024	2023
Operating activities:
Net income	$153,379	$62,361
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation expense	89,612	86,206
Amortization expense	39,430	46,338
Non-cash interest expense	1,647	1,647
Non-cash lease expense	(91)	(251)
Deferred income tax expense (benefit)	(21,458)	(8,579)
Non-cash compensation expense	25,923	18,518
Loss on disposition of property, plant and equipment	1,934	2,220
Bad debt provision	(830)	731
Gain on sale of business	(37,688)	—
Loss on extinguishment of debt	715	—
Changes in operating assets and liabilities:
Trade receivables	6,272	31,768
Inventories	(47,536)	86,073
Prepaid expenses and other current assets	(7,932)	(848)
Accounts payable	(3,444)	22,596
Accrued expenses and interest	23,884	11,890
Other assets and liabilities	662	1,872
Net cash provided by operating activities	224,479	362,542
Investing activities:
Purchases of property, plant and equipment	(77,147)	(88,545)
Proceeds from sale of property, plant and equipment	474	202
Divestiture, net of cash disposed	131,783	—
Acquisitions, net of cash acquired	(5,971)	(161)
Net cash provided by (used in) investing activities	49,139	(88,504)
Financing activities:
Proceeds under Revolving Credit Facility	—	25,000
Payments under Revolving Credit Facility	—	(25,000)
Payments on 2022 Term Loan Agreement	(594,000)	(6,000)
Proceeds from 2024 Term Loan Facility	438,900	—
Payments of debt issuance costs related to 2024 Revolving Credit Facility	(2,997)	—
Repayments of finance lease obligations	(2,946)	(2,619)
Payments of INTEX contingent consideration	—	(5,850)
Exercise of vested stock options	20,852	14,954
Cash paid for shares withheld for taxes	(5,214)	(1,528)
Purchases of treasury stock	(242,502)	(115,498)
Net cash provided by (used in) financing activities	(387,907)	(116,541)
Net increase (decrease) in cash and cash equivalents	(114,289)	157,497
Cash and cash equivalents at beginning of period	278,314	120,817
Cash and cash equivalents at end of period	$164,025	$278,314
Supplemental cash flow disclosure:
Cash paid for interest, net of amounts capitalized	$49,232	$46,010
Cash paid for income taxes, net	87,867	34,480
Supplemental non-cash investing and financing disclosure:
Capital expenditures in accounts payable at end of period	$9,950	$7,703
Right-of-use operating and finance lease assets obtained in exchange for lease liabilities	25,196	3,830

Segment Results from Operations
Residential Segment
The following table summarizes certain financial information relating to the Residential segment results that have been derived from our unaudited Consolidated Financial Statements for the three months and years ended September 30, 2024 and 2023.

	Three Months Ended September 30,				Years Ended September 30,
(U.S. dollars in thousands)	2024	2023	$ Variance	% Variance	2024	2023	$ Variance	% Variance
Net sales	$327,263	$349,658	$(22,395)	(6.4)%	$1,368,813	$1,222,866	$145,947	11.9%
Segment Adjusted EBITDA(1)	85,943	92,706	(6,763)	(7.3)%	365,273	252,830	112,443	44.5%
Segment Adjusted EBITDA Margin	26.3%	26.5%	N/A	N/A	26.7%	20.7%	N/A	N/A
(1)Effective as of December 31, 2023, Residential segment Adjusted EBITDA includes all corporate expenses, such as selling, general and administrative costs related to our corporate offices, including payroll and other professional fees. The prior periods have been recast to reflect the change.

Commercial Segment
The following table summarizes certain financial information relating to the Commercial segment results that have been derived from our unaudited Consolidated Financial Statements for the three months and years ended September 30, 2024 and 2023.

x	Three Months Ended September 30,				Years Ended September 30,
(U.S. dollars in thousands)	2024	2023	$ Variance	% Variance	2024	2023	$ Variance	% Variance
Net sales	$20,964	$39,154	$(18,190)	(46.5)%	$72,635	$147,450	$(74,815)	(50.7)%
Segment Adjusted EBITDA	5,811	9,245	(3,434)	(37.1)%	14,068	31,008	(16,940)	(54.6)%
Segment Adjusted EBITDA Margin	27.7%	23.6%	N/A	N/A	19.4%	21.0%	N/A	N/A

Adjusted Net Sales Excluding Vycom Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
Net sales	$348,227	$388,812	$1,441,448	$1,370,315
Impact from sale of Vycom business	—	(17,526)	(3,319)	(77,098)
Adjusted net sales excluding Vycom	$348,227	$371,286	$1,438,129	$1,293,217

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
Net income	$28,363	$39,231	$153,379	$62,361
Interest expense, net	15,800	8,812	40,253	39,293
Depreciation and amortization	33,030	34,005	129,042	132,544
Tax expense	6,268	12,328	56,145	22,138
Stock-based compensation costs	5,240	4,957	25,835	18,704
Acquisition and divestiture costs(1)	272	2,355	1,284	6,890
Loss (gain) on sale of business(2)	702	—	(37,688)	—
Secondary offering costs	—	—	—	1,065
Other costs(3)	2,079	263	11,091	843
Total adjustments	63,391	62,720	225,962	221,477
Adjusted EBITDA	$91,754	$101,951	$379,341	$283,838

	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023
Net profit margin	8.1%	10.1%	10.6%	4.6%
Interest expense, net	4.5%	2.3%	2.8%	2.9%
Depreciation and amortization	9.5%	8.6%	8.9%	9.5%
Tax expense	1.8%	3.2%	3.9%	1.6%
Stock-based compensation costs	1.5%	1.3%	1.8%	1.4%
Acquisition and divestiture costs	0.1%	0.6%	0.1%	0.5%
Loss (gain) on sale of business	0.2%	—%	(2.6)%	—%
Secondary offering costs	—%	—%	—%	0.1%
Other costs	0.6%	0.1%	0.8%	0.1%
Total adjustments	18.2%	16.1%	15.7%	16.1%
Adjusted EBITDA Margin	26.3%	26.2%	26.3%	20.7%

(1)Acquisition and divestiture costs reflect costs directly related to completed acquisitions of $0.5 million and $3.9 million for fiscal years 2024 and 2023, respectively, costs related to divestitures of $2.4 million, $0.5 million and $3.0 million for fourth quarter 2023 and fiscal years 2024 and 2023, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.3 million for both fourth quarter 2024 and fiscal year 2024.
(2)Gain on sale of business relates to the sale of the Vycom business.
(3)Other costs reflect costs related to the restatement of AZEK’s consolidated financial statements and condensed consolidated interim financial information for each of the quarters within fiscal years ended September 30, 2023 and 2022, and for the fiscal quarter ended December 31, 2023 (the “Restatement”) of $1.0 million and $5.9 million for fourth quarter 2024 and fiscal year 2024, respectively, costs related to removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million for fiscal year 2024, reduction in workforce costs of $0.3 million, $0.3 million and $0.5 million for fourth quarter 2023 and fiscal years 2024 and 2023, respectively, legal expenses of $0.8 million, $1.8 million and $0.3 million for fourth quarter 2024 and fiscal years 2024 and 2023, respectively, and other costs of $0.3 million and $0.7 million for fourth quarter 2024 and fiscal year 2024, respectively.

Adjusted Gross Profit Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
Gross profit	$129,746	$145,293	$541,793	$430,268
Amortization(1)	3,687	4,425	15,126	18,162
Acquisition costs(2)	269	—	269	—
Other costs(3)	—	18	—	134
Adjusted Gross Profit	$133,702	$149,736	$557,188	$448,564

	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023
Gross margin	37.3%	37.4%	37.6%	31.4%
Amortization	1.0%	1.1%	1.1%	1.3%
Acquisition costs	0.1%	—%	—%	—%
Other costs	—%	—%	—%	—%
Adjusted Gross Profit Margin	38.4%	38.5%	38.7%	32.7%

(1)Effective as of December 31, 2023, we revised the definition of Adjusted Gross Profit to no longer exclude depreciation expense. The prior periods have been recast to reflect the change.
(2)Acquisition costs reflect inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition.
(3)Other costs include reduction in workforce costs of $0.02 million and $0.1 million for fourth quarter 2023 and fiscal year 2023, respectively.

Adjusted Net Income and Adjusted Diluted EPS Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$28,363	$39,231	$153,379	$62,361
Amortization	9,554	11,303	39,430	46,338
Stock-based compensation costs(1)	9	904	4,197	4,326
Acquisition and divestiture costs(2)	272	2,355	1,284	6,890
Loss (gain) on sale of business(3)	702	—	(37,688)	—
Secondary offering costs	—	—	—	1,065
Other costs(4)	2,079	263	11,091	843
Capital structure transaction costs(5)	5,494	—	5,494	—
Tax impact of adjustments(6)	(4,908)	(3,920)	(258)	(15,684)
Adjusted Net Income	$41,565	$50,136	$176,929	$106,139

	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023
Net income per common share — diluted	$0.19	$0.26	1.04	0.41
Amortization	0.08	0.07	0.27	0.30
Stock-based compensation costs	—	0.01	0.03	0.03
Acquisition and divestiture costs	—	0.02	0.01	0.04
Loss (gain) on sale of business	—	—	(0.26)	—
Secondary offering costs	—	—	—	0.01
Other costs	0.01	—	0.07	0.01
Capital structure transaction costs	0.04	—	0.04	—
Tax impact of adjustments	(0.03)	(0.03)	—	(0.10)
Adjusted Diluted EPS(7)	$0.29	$0.33	$1.20	$0.70

(1)Stock-based compensation costs reflect expenses related to our initial public offering. Expenses related to our recurring awards granted each fiscal year are excluded from the Adjusted Net Income reconciliation.
(2)Acquisition and divestiture costs reflect costs directly related to completed acquisitions of $0.5 million and $3.9 million for fiscal years 2024 and 2023, respectively, costs related to divestitures of $2.4 million, $0.5 million and $3.0 million for fourth quarter 2023 and fiscal years 2024 and 2023, respectively, and inventory step-up adjustments related to recording the inventory of acquired businesses at fair value on the date of acquisition of $0.3 million for both fourth quarter 2024 and fiscal year 2024.
(3)Gain on sale of business relates to the sale of the Vycom business.
(4)Other costs reflect costs related to the Restatement of $1.0 million and $5.9 million for fourth quarter 2024 and fiscal year 2024, respectively, costs related to removal of dispensable equipment resulting from a modification of the Company's manufacturing process of $2.4 million for fiscal year 2024, reduction in workforce costs of $0.3 million, $0.3 million and $0.5 million for fourth quarter 2023 and fiscal years 2024 and 2023, respectively, legal expenses of $0.8 million, $1.8 million and $0.3 million for fourth quarter 2024 and fiscal years 2024 and 2023, respectively, and other costs of $0.3 million and $0.7 million for fourth quarter 2024 and fiscal year 2024, respectively.
(5)Capital structure transaction costs include third party costs related to our refinancing of the 2024 Credit Facilities of $5.5 million for both fourth quarter 2024 and fiscal year 2024.
(6)Tax impact of adjustments, except for loss (gain) on sale of business, is based on applying a combined U.S. federal and state statutory tax rate of 26.5% for fourth quarters 2024 and 2023 and fiscal years 2024 and 2023. Tax impact of adjustment for loss (gain) on sale of business is based on applying a combined U.S. federal and state statutory tax rate of 42.1% for fourth quarter 2024 and fiscal year 2024.

(7)Weighted average common shares outstanding used in computing diluted net income per common share is 145,817,391 shares for fourth quarter 2024, 150,522,274 shares for fourth quarter 2023, 147,485,126 shares for fiscal year 2024, and 150,849,896 shares for fiscal year 2023.

Adjusted SG&A

	Three Months Ended September 30,		Years Ended September 30,
	2024	2023	2024	2023
SG&A	$78,728	$84,951	$327,770	$305,162
Amortization	5,867	6,878	24,304	28,176
Share-based compensation costs	5,240	4,957	25,835	18,704
Acquisition and divestiture costs(1)	3	2,355	1,015	6,890
Other costs(2)	2,079	244	8,671	709
Adjusted SG&A	$65,539	$70,517	$267,945	$250,683

(1)Acquisition and divestiture costs reflect costs directly related to completed acquisitions of $0.5 million and $3.9 million for fiscal years 2024 and 2023, respectively, and costs related to divestitures of $2.4 million, $0.5 million and $3.0 million for fourth quarter 2023 and fiscal years 2024 and 2023, respectively.
(2)Other costs reflect costs related to the Restatement of $1.0 million and $5.9 million for fourth quarter 2024 and fiscal year 2024, respectively, reduction in workforce costs of $0.2 million, $0.3 million and $0.4 million for fourth quarter 2023 and fiscal years 2024 and 2023, respectively, legal expenses of $0.8 million, $1.8 million and $0.3 million for fourth quarter 2024 and fiscal years 2024 and 2023, respectively, and other costs of $0.3 million and $0.7 million for fourth quarter 2024 and fiscal year 2024, respectively.

Free Cash Flow Reconciliation

	Three Months Ended September 30,		Years Ended September 30,
(U.S. dollars in thousands)	2024	2023	2024	2023
Net cash provided by operating activities	$60,498	$126,649	$224,479	$362,542
Less: Purchases of property, plant and equipment	(22,714)	(34,486)	(77,147)	(88,545)
Free Cash Flow	$37,784	$92,163	$147,332	$273,997
Net cash provided by (used in) investing activities	$(22,575)	$(34,457)	$49,139	$(88,504)
Net cash used in financing activities	$(220,846)	$(58,475)	$(387,907)	$(116,541)

Net Leverage Reconciliation

Years Ended September 30,
(In thousands)	2024
Net income	$153,379
Interest expense, net	40,253
Depreciation and amortization	129,042
Income tax expense	56,145
Stock-based compensation costs	25,835
Acquisition and divestiture costs	1,284
Gain on sale of business	(37,688)
Other costs	11,091
Total adjustments	225,962
Adjusted EBITDA	$379,341
Long-term debt — less current portion	$429,668
Current portion	3,300
Unamortized deferred financing fees	3,065
Unamortized original issue discount	3,967
Finance leases	89,135
Gross debt	$529,135
Cash and cash equivalents	(164,025)
Net debt	$365,110
Net leverage	1.0x

OUTLOOK

We have not reconciled either of Adjusted EBITDA or Adjusted EBITDA Margin guidance to its most comparable GAAP measure as a result of the uncertainty regarding and the potential variability of, reconciling items such as the costs of acquisitions, which are a core part of our ongoing business strategy, and other costs. Such reconciling items that impact Adjusted EBITDA and Adjusted EBITDA Margin have not occurred, are outside of our control or cannot be reasonably predicted. Accordingly, a reconciliation of each of Adjusted EBITDA and Adjusted EBITDA Margin to its most comparable GAAP measure is not available without unreasonable effort. However, it is important to note that material changes to these reconciling items could have a significant effect on our Adjusted EBITDA and Adjusted EBITDA Margin guidance and future GAAP results.

Investor Relations Contact:
Eric Robinson
312-809-1093
ir@azekco.com

Media Contact:
Amanda Cimaglia
312-809-1093
media@azekco.com

Source: The AZEK Company Inc.